UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 22, 2015
(Date of earliest event reported)
Huttig Building Products, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)
314-216-2600
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
(d) On June 22, 2015, the Board of Directors (the "Board") of Huttig Building Products, Inc. (the "Company") appointed James H. Hibberd and Patrick L. Larmon as directors to fill two existing vacancies on the Board. Hibberd and Larmon will serve until the Company's next annual meeting of stockholders in 2016 (the "2016 Annual Meeting"), at which time the Board expects that they will be nominated for re-election. Neither Hibberd nor Larmon will initially serve on any committees of the Board. There are no arrangements between either of Hibberd and Larmon and any other person pursuant to which he was elected to serve as a director, nor has either of them had any previous transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the effective date of their appointment, on June 22, 2015, each of Hibberd and Larmon was granted a restricted stock award under the Company's 2005 Non-Employee Directors' Restricted Stock Plan, as amended and restated, for 12,800 shares of common stock of the Company, on which grant date the per-share value was $3.125, consistent with the value of shares granted to each of the current non-employee directors on April 27, 2015. These awards vest on the date of the 2016 Annual Meeting, assuming continued service as a director. Additionally, each director will be compensated in accordance with the Company's director compensation policy as more fully described in the Company's proxy statement filed with the Securities and Exchange Commission on March 20, 2015.

Hibberd and Larmon each also entered into the Company's standard form of indemnification agreement for directors, the form of which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 4, 2005.

The related press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit is furnished as part of this Current Report:

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2015	Huttig Building Products, Inc. By: /s/ Jon P. Vrabely Jon P. Vrabely President and Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release dated June 22, 2015 announcing director appointments